                                                                      Exhibit 11



                            GENERAL HOST CORPORATION

                   ADDITIONAL EARNINGS PER SHARE INFORMATION

             FISCAL YEARS ENDED JANUARY 29, 1995, JANUARY 30, 1994
                              AND JANUARY 31, 1993
                    (In thousands, except per share amounts)



                                                  1994       1993       1992
                                                --------   --------   --------
Earnings (loss) for full dilution:
  Income (loss) from continuing operations      $  8,585   $(55,220)  $  2,853
  Add interest on 8% Convertible Debentures,
    net of tax effect                              5,200      3,640      4,432
                                                --------   --------   --------
  Income (loss) from continuing operations,
    as adjusted                                   13,785    (51,580)     7,285
  Loss from discontinued operations                            (840)      (381)
                                                --------   --------   --------
  Income (loss) before cumulative effect of
    change in accounting principle                13,785    (52,420)     6,904
  Cumulative effect of change in accounting
    principle for income taxes                                           2,850
                                                --------   --------   --------
  Net income (loss), as adjusted                $ 13,785   $(52,420)  $  9,754
                                                ========   ========   ========


Shares used for calculating
  primary earnings per share                      22,135     21,751     20,043
    Addition shares from assumed conversion of
      8% Convertible Debentures                    6,908      6,908      6,908
    Additional shares resulting from
      assumed exercise of stock options                0          2         27
                                                --------   --------   --------
                                                  29,043     28,661     26,978
                                                ========   ========   ========

Fully diluted earnings (loss) per share:
  Income (loss) from continuing operations      $    .47   $  (1.80)  $    .27
  Loss from discontinued operations                            (.03)      (.01)
                                                --------   --------   --------
  Income (loss) before cumulative effect of
    change in accounting principle                   .47      (1.83)       .26
  Cumulative effect of change in accounting
    principle for income taxes                                             .10
                                                --------   --------   --------
  Net income (loss)                             $    .47 1 $  (1.83)1 $    .36 1
                                                ========   ========   ========



   1 This calculation is submitted in accordance with Regulation S-K item 601
     (b)(11) although it is contrary to paragraph 40 of APB Opinion 15 because it produces an anti-dilutive result.